Filed Pursuant to Rule 433
Registration Statement No. 333-138140-02
DaimlerChrysler Auto Trust 2007-A
Issuing Entity
Final Term Sheet
$1,689,500,000
Class A-2a, Class A-2b, Class A-3a, Class A-3b
and Class A-4 Asset Backed Notes
DaimlerChrysler Financial Services Americas LLC
Sponsor, Originator, Depositor and Servicer
     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4154.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

FREE WRITING PROSPECTUS
November 15, 2007
DaimlerChrysler Auto Trust 2007-A
Distributions payable monthly, beginning December 10, 2007
Trade Date: November 15, 2007
Settlement Date: November 21, 2007

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from DaimlerChrysler Financial Services Americas LLC. Interest and principal will be payable on the 8th day of each month (or if the 8th day is not a business day, then on the next business day), commencing on December 10, 2007.

Total Notes Issued(1)
Class	Size	Rating	Price(3)	Coupon	Yield	Weighted	Expected	Legal	Cusip
		(Moody’s/				Average	Final	Final Date
		S&P/				Life to	Payment
		Fitch)				Call	Date(4)
						(Years)(4)

A-1 Notes(2)	$414,000,000	P-1/A-1+/ F1+	100.00000%	4.94500%	4.945%	0.25	May 2008	Nov. 2008	233882AA7

A-2a Notes	$206,000,000	Aaa/AAA/ AAA	99.99303%	4.94%	4.998%	1.10	Sep. 2009	Mar. 2011	233882AB5

A-2b Notes	$630,000,000	Aaa/AAA/ AAA	100.00000%	One-Month LIBOR + 0.58%	One-Month LIBOR + 0.58%	1.10	Sep. 2009	Mar. 2011	233882AC3

A-3a Notes	$290,000,000	Aaa/AAA/ AAA	99.99283%	5.00%	5.056%	2.20	Jul. 2010	Feb. 2012	233882AD1

A-3b Notes	$115,000,000	Aaa/AAA/ AAA	100.00000%	One-Month LIBOR + 0.68%	One-Month LIBOR + 0.68%	2.20	Jul. 2010	Feb. 2012	233882AE9

A-4 Notes	$448,500,000	Aaa/AAA/ AAA	99.97835%	5.28%	5.346%	3.22	Aug. 2011	Mar. 2013	233882AF6

Total Notes(5)	$2,249,700,000	n/a	$1,689,367,749 (3)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	All of the notes issued, except the D notes, will be generally ERISA eligible, subject to important considerations described in the prospectus supplement and prospectus.

(2)	The A-1 notes are not being offered publicly or in this document.

(3)	Plus accrued interest from November 21, 2007; total is for offered notes.

(4)	At an ABS rate of 1.40%, and assuming the Servicer exercises its 10% clean-up call right.

(5)	The issuing entity will issue B, C and D notes that are not being offered publicly or in this document and will be initially held by an affiliate of the issuing entity.